Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-283721 and 333-286837 on Form S-3 and Registration Statement Nos. 333-275126 and 333-288155 on Form S-8 of our report dated March 27, 2025 (August 19, 2025 as to the effects of the restatement discussed in Note 2), relating to the financial statements of Allurion Technologies Inc. appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 19, 2025